Exhibit 5.1



                 [SONNENSCHEIN NATH & ROSENTHAL LLP LETTERHEAD]


August 1, 2003



Kansas City Southern
427 West 12th Street
Kansas City, Missouri 64105


         Re:      Kansas City Southern Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as special counsel to Kansas City Southern, a Delaware corporation (the "Issuer"), in connection with the proposed registration under the Securities Act of 1933, as amended (the "Act") by the Issuer of up to $200,000,000 in aggregate principal amount of its 4.25% Redeemable Cumulative Convertible Perpetual Preferred Stock, Series C (the "Series C Preferred Stock") and the shares of the Issuer's common stock issuable upon conversion of the Series C Preferred Stock pursuant to a Registration Statement on Form S-3 originally filed with the Securities and Exchange Commission (the "Commission") on August 1, 2003 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). This opinion is being delivered in accordance with the requirement of Item 601(b)(5) of Regulation S-K under the Act. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

     In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Restated Certificate of Incorporation and Bylaws of the Issuer, (ii) minutes and records of the corporate proceedings of the Issuer with respect to the issuance of the Series C Preferred Stock, (iii) the Registration Statement, and (iv) the Registration Rights Agreement, dated as of May 5, 2003, by and among the Issuer, Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc. (the "Registration Rights Agreement").

     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon the statements and representations of officers and other representatives of the Issuer and others.

     Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium, arrangement and other laws affecting creditor's rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers, (ii) the limitations imposed by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law; and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

     We render no opinion herein as to matters involving the laws of any jurisdiction other than the present laws of the United States of America, the present laws of the State of Missouri (excluding local laws), the present laws of the State of New York (excluding local laws), the General Corporation Law of the State of Delaware, applicable provisions of the Delaware constitution and the present judicial interpretations thereof. We advise you that the issues addressed by this opinion may be governed in whole or in part by other laws, and we express no opinion as to whether any relevant difference exists between the laws upon which our opinion is based and any other laws that may actually govern.

     Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that: (i) the Series C Preferred Stock has been validly issued and is fully paid and non-assessable; and (ii) the shares of common stock, when issued upon conversion of the Series C Preferred Stock, will be validly issued, fully paid and non-assessable.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion shall not be construed as or deemed to be a guaranty or insuring agreement. This opinion is rendered on the date hereof and we have no continuing obligation hereunder to inform you of changes of law, including judicial interpretations of law, or fact subsequent to the date hereof or of facts which we become aware of after the date hereof.

     This opinion is solely for your benefit and may not be furnished to, or relied upon by, any other person or entity without the express written consent of the undersigned. However, we hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                   Sincerely,

                                   /s/ Sonnenschein Nath & Rosenthal LLP

                                   SONNENSCHEIN NATH & ROSENTHAL LLP